Contact:
Meghan Lublin
For immediate release	Corporate and Investor Communications
August 6, 2009	(703) 854-0299

Sunrise Reports Financial Results for Second-Quarter 2009

MCLEAN, VA - Sunrise Senior Living, Inc. (NYSE: SRZ) today reported financial results and operating data for the second quarter of 2009.  Sunrise will host a conference call and webcast Thursday, August 6, 2009, at 9:00 a.m. ET, to discuss the financial results.

“Our restructuring activities have progressed and we have seen signs of progress in expense controls. In recent weeks we have seen a modest lift in occupancy,” said Mark Ordan, Sunrise’s chief executive officer. “While we are pleased by these accomplishments, we have much more to do and our organization is fully committed to this task.”

Financial Results for Second-Quarter 2009

Sunrise reported revenues of $380.9 million for the second quarter of 2009, as compared to $411.3 million for the second quarter of 2008. Net loss for the second quarter of 2009 was ($81.8) million, or ($1.62) per fully diluted share, as compared to net loss of ($31.8) million, or ($0.63) per fully diluted share, for the second quarter of 2008.

Included in the loss from discontinued operations of ($46.9) million for the three months ended June 30, 2009, is an operating loss of approximately $8 million, as well as an impairment loss of $52.4 million, both relating to Sunrise’s nine German communities, which are now considered assets held for sale. Also included in discontinued operations is a $7.1 million gain from the settlement between us and the previous owners of Trinity.

In the second quarter, net loss from operations for the three months ended June 30, 2009, was ($43.2) million.  Excluding SEC investigation costs of $1.2 million and restructuring costs of $9.2 million and non-cash charges including depreciation and amortization of $14.4 million, the provision for doubtful accounts of $2.0 million, write-off of capitalized project costs of $1.4 million and impairment of long lived assets of $25.0 million, adjusted income from ongoing operations is $10.0 million.  Adjusted income from ongoing operations is a measure of operating performance that is not calculated in accordance with U.S. GAAP and should not be considered as a substitute for income or loss from operations or net income or loss.  Adjusted income from ongoing operations is used by management to focus on income generated from the ongoing operations of the Company and to help management assess if adjustments to current spending decisions are needed. For a reconciliation of these items, please refer to the attached table “Income from Ongoing Operations.”

Cash and Liquidity Update

As previously announced, on April 28, 2009, Sunrise entered into the Twelfth Amendment to the Bank Credit Facility. Sunrise has reduced outstanding borrowings on its Bank Credit Facility with its $20.8 million from federal tax refunds, $1 million of the proceeds from the sale of its equity interest and receivable from the Aston Gardens venture, and in June 2009, $2.5 million of the proceeds from a settlement agreement with Trinity Hospice’s prior owners. On June 30, 2009, Sunrise had under its Bank Credit Facility outstanding borrowings of $69.2 million and outstanding letters of credit of $23.9 million. Sunrise has no borrowing availability under the Bank Credit Facility.

Sunrise had $37.0 million and $29.5 million of unrestricted cash at June 30, 2009 and December 31, 2008, respectively.  As of June 30, 2009, Sunrise and its consolidated subsidiaries had debt of $614.5 million, of which $99.1 million of debt is scheduled to mature in 2009, along with $69.2 million of draws on the Bank Credit Facility. Long-term debt that is in default totals $360.4 million, including $190.2 million of debt that is in default as a result of the failure to pay principal and interest to the lenders of Sunrise’s German communities, as further described below, and $170.2 million of debt that is in default as a result of Sunrise’s failure to meet certain financial covenants. Sunrise has reflected current debt and long-term debt that is in default as a current liability.

Sunrise is engaged in discussions to extend the maturity dates of, and to obtain covenant waivers with respect to, some of its debt. Even if these efforts are successful, additional financing resources will be required to refinance existing indebtedness that comes due within the next 12 months. Sunrise is also engaged in discussions with various venture partners and third parties regarding the sale of certain assets with the purpose of increasing liquidity and reducing its obligations to enable Sunrise to continue its operations.  Assuming Sunrise is able to extend or refinance the scheduled maturities and obtain the covenant waivers with respect to the consolidated debt that is in default, Sunrise believes it has adequate cash resources to fund operations and meet its obligations as they come due until the December 2, 2009 maturity date of the Bank Credit Facility.

Germany

As previously announced, Sunrise has standstill agreements with all of the lenders to its German communities, which standstills will generally remain in effect until the end of August. Sunrise continues its discussions with the lenders to its German communities with the objective of settling their claims against Sunrise, in order to allow Sunrise to exit the German market altogether. In the second quarter of 2009, Sunrise engaged a broker to assist in the sale of its nine German communities and the Company expects a sale to occur within 90 days, although there can be no assurance that the initial bids received will result in the consummation of a sale. If a sale does not occur, Sunrise will proceed with closing the communities and negotiating a settlement with the lenders. Based on the bids the Company has received, Sunrise determined that the book value of the assets was in excess of the fair value less estimated costs to sell, and has therefore recorded an impairment charge of $52.4 million in discontinued operations. Sunrise expects to settle the German debt for an amount that is less than the carrying amount on our consolidated balance sheet of $190.2 million, which was recorded at fair value on September 1, 2008 in connection with the consolidation of the venture, as the debt is only partially recourse to Sunrise. Any difference between the recorded amount of debt and the amount ultimately paid to the lenders as a settlement will be recorded as a gain once the debt is legally satisfied.

Trinity Hospice Settlement

During the second quarter of 2009, Sunrise received approximately $9.8 million as part of a settlement agreement with the former majority stockholders of its wholly owned subsidiary, Trinity Hospice. Sunrise received a release all claims and causes of action against it as part of the settlement agreement.

Putative Class Action and Shareholder Litigation Settlements

On June 26, 2009, the U.S. District Court for the District of Columbia granted final approval of the settlement of the two previously disclosed federal securities and shareholder class action lawsuits entitled In Re: Sunrise Senior Living Systems Securities Litigation and In re Sunrise Senior Living Derivative Litigation, Inc., respectively. Under the settlements, all claims against the Company and the individual defendants have been dismissed with prejudice, in exchange for, among other things, payment to the class of $13.5 million, of which $13.4 million has been paid by insurance proceeds and $100,000 has been paid by the Company.

EdenCare Portfolio Transition

As the Company previously disclosed, Sunrise could be terminated in 2009 from management of a portfolio of communities owned by HCP, Inc. for failure to meet performance thresholds.  On June 18, 2009, HCP announced that this termination right had been exercised.  Sunrise’s management, which earned fees totaling $3.0 million in 2008, is expected to transition to another manager by October 2009.

Operating Data for Second-Quarter 2009

The nine German communities have been excluded from Sunrise’s 2009 second quarter operating results set forth below because they are considered discontinued operations.

•
Comparable community revenues for the second quarter of 2009 decreased by 1.4 percent, from $553.3 million for the second quarter of 2008 to $545.3 million for the second quarter of 2009.  Excluding the impact of foreign exchange rates, comparable community revenues for the second quarter of 2009 remained flat year over year. Sunrise’s comparable community portfolio consists of communities that were open and operating as of January 1, 2007, and include consolidated, unconsolidated venture, and managed communities in the United States, Canada and the United Kingdom.

•
Average unit occupancy in comparable communities for the second quarter of 2009 was 86.9 percent, which was down from 89.6 percent for the second quarter of 2008.  Pricing incentives were conservative in the first half of 2009. Toward the end of the second quarter, Sunrise implemented focused initiatives to build census, and is beginning to see positive results in the third quarter of 2009.

•
Average daily revenue per occupied unit increased 2.0 percent from $181.42 for the second quarter of 2008 to $185.04 for the second quarter of 2009. Excluding the impact of foreign exchange rates, average daily revenue per occupied unit for the comparable community portfolio increased 3.5 percent for the second quarter of 2009 as compared to the second quarter of 2008.

•
Comparable community operating expenses for the second quarter of 2009 decreased 1.8 percent over the second-quarter of 2008 from $412.7 million to $405.3 million. Excluding a $5 million health and dental credit experienced in the second quarter of 2008, and excluding the impact of foreign exchange rates, comparable community operating expenses decreased 1.7 percent. Comparable community operating expense results for the quarter continue to demonstrate Sunrise’s system-wide focus on aggressively managing all operating expenses, without compromising quality of care, to reflect current occupancy levels and to maximize community profitability.

•
In the second quarter of 2009, Sunrise opened five new communities, with a combined capacity of 587 units.  As of June 30, 2009, Sunrise had nine communities under construction, with capacity for an additional 745 units.

•	As of June 30, 2009, Sunrise operated 415 communities located in the United States, Canada, the United Kingdom and Germany, with a unit capacity of approximately 42,750 units.

Sunrise's management believes that total comparable-community revenues, average daily revenue per occupied unit, average unit occupancy rates and total comparable-community expenses are useful indicators of trends in Sunrise's management business.  For additional details on Sunrise’s comparable-community operations data, please refer to the Supplemental Information attached.

Conference Call and Webcast

Sunrise will host a conference call and webcast at 9:00 a.m. ET on Thursday, August 6, 2009, to discuss the financial results for the second quarter of 2009 and the other matters discussed in this press release.  The call-in number for the conference call is 888-298-3451 and 719-457-1529 (from outside the U.S.). Callers should reference the “Sunrise Senior Living Q2 Earnings Call” or the participant passcode: 4727771. Those interested may also go to the Investor Relations section of Sunrise’s Web site (http://www.sunriseseniorliving.com) to listen to the earnings call. A telephone replay of the call will be available until August 20, 2009 at 12 p.m. ET, by dialing 888-203-1112 or 719-457-0820 (passcode: 4727771); a replay will also be available on Sunrise's Web site during that period.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people.  As of June 30, 2009, Sunrise operated 415 communities in the United States, Canada, Germany and the United Kingdom, with a combined unit capacity of approximately 42,750 units.  Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing and rehabilitative services.  Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents.  To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that these expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, changes in the Company's anticipated cash flow and liquidity; the Company's ability to maintain adequate liquidity to operate its business and execute its restructuring; the Company's ability to obtain waivers, cure or reach agreements with respect to defaults under the Company's loan, joint venture and construction agreements; the risk that a group of the Company’s creditors, acting together, could force the Company into an involuntary bankruptcy proceeding;  the Company's ability to sell its Germany communities and settle the related debt within a reasonable time period, and to negotiate a comprehensive restructuring of the Company's obligations in respect of its Fountains portfolio and certain other of its ventures; the Company's ability to refinance its Bank Credit Facility and other debt due in 2009 and/or raise funds from other sources; the Company's ability to achieve anticipated savings from the Company's cost reduction program; the outcome of the U.S. Securities and Exchange Commission's investigation; the outcome of the IRS audit of the Company's tax returns for the tax years ended December 31, 2005, 2006 and 2007; the Company's ability to continue to recognize income from refinancings and sales of communities by ventures; risk of changes in the Company's critical accounting estimates; risk of further write-downs or impairments of the Company's assets; risk of future obligations to fund guarantees and other support arrangements to some of the Company's ventures, lenders to the ventures or third-party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; development and construction risks; availability of financing for development, including construction loans as to which we are in default; risks associated with past or any future acquisitions; compliance with government regulations; risk of new legislation or regulatory developments; business conditions and market factors that could affect occupancy rates at and revenues from the Company’s communities and the value of the Company's properties generally; competition and our response to pricing and promotional activities of our competitors; changes in interest rates; unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; risks associated with the ownership and operation of assisted living and independent living communities; and other risks detailed in the Company's 2008 Annual Report on Form 10-K filed with the SEC, as may be amended or supplemented in the Company's Form 10-Q filings or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUNRISE SENIOR LIVING, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(In thousands, except per share and share amounts)	2009	2008
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$36,965	$29,513
Accounts receivable, net	33,673	54,842
Income taxes receivable	6,486	30,351
Notes receivable	170	-
Due from unconsolidated communities	24,237	45,255
Deferred income taxes, net	21,832	25,341
Restricted cash	34,816	37,392
Assets held for sale	52,424	49,076
German assets held for sale	101,893	-
Prepaid insurance	3,571	8,850
Prepaid expenses and other current assets	42,165	24,288
Total current assets	358,232	304,908
Property and equipment, net	473,015	681,352
Investment in marketable securities	31,389	31,080
Due from unconsolidated communities	15,444	31,693
Intangible assets, net	56,517	70,642
Goodwill	-	39,025
Investments in unconsolidated communities	78,845	66,852
Investments accounted for under the profit-sharing method	14,622	22,005
Restricted cash	104,516	123,772
Other assets, net	9,891	10,228
Total assets	$1,142,471	$1,381,557

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of debt	$334,681	$377,449
Outstanding draws on bank credit facility	69,200	95,000
Debt relating to German assets held for sale	190,213	-
Accounts payable and accrued expenses	160,474	184,144
Liabilities associated with German assets held for sale	8,061	-
Due to unconsolidated communities	1,775	914
Deferred revenue	7,455	7,327
Entrance fees	34,461	35,270
Self-insurance liabilities	46,613	35,317
Total current liabilities	852,933	735,421
Debt, less current maturities	20,439	163,682
Investment accounted for under the profit-sharing method	-	8,332
Guarantee liabilities	13,339	13,972
Self-insurance liabilities	62,145	68,858
Deferred gains on the sale of real estate and deferred revenues	19,950	88,706
Deferred income tax liabilities	21,832	28,129
Other long-term liabilities, net	101,755	126,543
Total liabilities	1,092,393	1,233,643
Equity:

Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.01 par value, 120,000,000 shares authorized, 50,825,364 and 50,872,711 shares issued and outstanding, net of 389,872 and 342,525, at June 30, 2009 and December 31, 2008, respectively	508	509
Additional paid-in capital	460,899	458,404
Retained loss	(427,005)	(327,056)
Accumulated other comprehensive income	13,434	6,671
Total stockholders’ equity	47,836	138,528
Noncontrolling interests	2,242	9,386
Total equity	50,078	147,914
Total liabilities and equity	$1,142,471	$1,381,557

See accompanying notes

SUNRISE SENIOR LIVING, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share amounts)	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Operating revenue:
Management fees	$29,072	$31,234	$57,510	$64,892
Resident fees for consolidated communities	106,862	104,286	214,489	209,247
Ancillary fees	11,860	10,672	23,081	20,962
Professional fees from development, marketing and other	3,809	13,133	10,534	21,001
Reimbursed costs incurred on behalf of managed communities	229,256	251,935	471,348	504,698
Total operating revenues	380,859	411,260	776,962	820,800
Operating expenses:
Community expense for consolidated communities	80,867	77,514	162,364	153,891
Community lease expense	14,603	14,884	29,157	29,732
Depreciation and amortization	14,357	11,110	29,795	22,654
Ancillary expenses	11,141	9,365	21,502	18,858
General and administrative	27,372	44,830	57,805	76,611
Development expense	3,494	8,190	8,665	20,617
Write-off of capitalized project costs	1,417	11,719	13,495	36,697
Accounting Restatement, Special Independent Committee inquiry,
SEC investigation and stockholder litigation	1,176	4,938	2,433	23,428
Restructuring costs	9,236	-	16,923	-
Provision for doubtful accounts	2,016	1,458	11,004	3,440
(Gain) loss on financial guarantees and other contracts	(443)	572	654	727
Impairment of long-lived assets	25,040	2,349	25,040	2,349
Costs incurred on behalf of managed communities	233,824	252,715	479,241	503,308
Total operating expenses	424,100	439,644	858,078	892,312
Loss from operations	(43,241)	(28,384)	(81,116)	(71,512)
Other non-operating income (expense):
Interest income	119	1,508	856	2,974
Interest expense	(3,210)	(2,615)	(7,148)	(3,940)
Gain (loss) on investments	2,114	(720)	809	(4,720)
Other income (expense)	2,365	530	1,319	(5,646)
Total other non-operating income (expense)	1,388	(1,297)	(4,164)	(11,332)
Gain on the sale and development of real estate and equity interests	14,961	3,952	16,703	14,312
Sunrise’s share of (loss) earnings and return on investment
in unconsolidated communities	(4,400)	2,047	13,975	8,342
Loss from investments accounted for under the profit-sharing method	(2,448)	(791)	(6,260)	(499)
Loss before (provision for) benefit from income
taxes and discontinued operations	(33,740)	(24,473)	(60,862)	(60,689)
(Provision for) benefit from income taxes	(956)	4,124	2,459	16,228
Loss before discontinued operations	(34,696)	(20,349)	(58,403)	(44,461)
Discontinued operations, net of tax	(46,863)	(12,890)	(41,440)	(23,036)
Net loss	(81,559)	(33,239)	(99,843)	(67,497)
Less: Net (income) loss attributable to noncontrolling interests	(229)	1,463	(106)	2,596
Net loss attributable to common shareholders	$(81,788)	$(31,776)	$(99,949)	$(64,901)

Earnings per share data:
Basic net loss per common share
Loss before discontinued operations	$(0.69)	$(0.40)	$(1.16)	$(0.88)
Discontinued operations, net of tax	(0.93)	(0.23)	(0.82)	(0.41)
Net loss	$(1.62)	$(0.63)	$(1.98)	$(1.29)

Diluted net loss per common share
Loss before discontinued operations	$(0.69)	$(0.40)	$(1.16)	$(0.88)
Discontinued operations, net of tax	(0.93)	(0.23)	(0.82)	(0.41)
Net loss	$(1.62)	$(0.63)	$(1.98)	$(1.29)

See accompanying notes

SUNRISE SENIOR LIVING, INC.
 INCOME FROM ONGOING OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Loss From Operations	$(43,241)	$(28,384)	$(81,116)	$(71,512)
Non-cash expenses:
Depreciation and amortization	14,357	11,110	29,795	22,654
Write-off of capitalized project costs	1,417	11,719	13,495	36,697
Provision for doubtful accounts	2,016	1,458	11,004	3,440
Impairment of long-lived assets	25,040	2,349	25,040	2,349
Loss From Operations before non-cash expenses	(411)	(1,748)	(1,782)	(6,372)
Accounting Restatement, Special Independent Committee inquiry, SEC investigation and stockholder litigation	1,176	4,938	2,433	23,428
Restructuring costs	9,236	-	16,923	-
Adjusted income from ongoing operations	$10,001	$3,190	$17,574	$17,056

Adjusted income from ongoing operations is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as a substitute for income/loss from operations or net income/loss. Adjusted income from ongoing operations is used by management to focus on liquidity generated from the ongoing operations of the Company and to help management assess if adjustments to current spending decisions are needed.

Sunrise Senior Living, Inc.
Supplemental Information
As of  June 30, 2009
($ in thousand except average daily rate)

	Communities		Unit Capacity		Resident Capacity
	Q2 09	Q2 08	Q2 09	Q2 08	Q2 09	Q2 08
Community Data (1,2)
Communities managed for third-party owners (excluding Greystone)	136	149	14,109	15,496	15,509	16,966
Communities in ventures	209	206	19,434	20,421	22,211	23,027
Communities consolidated	70	64	9,211	8,527	9,720	8,940
Greystone communities	-	22	-	5,850	-	5,850
Total communities operated	415	441	42,754	50,294	47,440	54,783

Percentage of Total Operating Portfolio
Assisted Living			76%	73%
Independent Living			19%	22%
Skilled Nursing			5%	5%
Total			100%	100%

Selected Operating Results
Comparable Community Owned Portfolio Operating Results (3)	Q2 09	Q2 08	% Change

Total Comparable-Community Portfolio
Number of Communities	361	361
Unit Capacity	37,282	37,370
Resident Capacity	41,151	41,286
Community Revenues	$545,313	$553,300	-1.4%
Community Revenues Excluding Impact of '09 Exchange Rates	$553,197	$553,300	0.0%
Community Operating Expenses	$405,304	$412,734	-1.8%
Community Operating Expenses Excluding Impact of '09 Exchange Rates and Health and Dental Credit	$410,412	$417,692	-1.7%
Average Daily Revenue Per Occupied Unit	$185.04	$181.42	2.0%
Average Daily Revenue Per Occupied Unit Excluding Impact of '09 Exchange Rates	$187.72	$181.42	3.5%
Average Unit Occupancy Rate	86.9%	89.6%	(270)	basis points

Communities in ventures and managed for third-party owners (excluding Greystone)
Number of Communities	302	302
Unit Capacity	29,124	29,150
Resident Capacity	32,351	32,704
Community Revenues	$441,895	$449,892	-1.8%
Community Revenues Excluding Impact of '09 Exchange Rates	$449,778	$449,892	0.0%
Community Operating Expenses	$325,303	$330,472	-1.6%
Community Operating Expenses Excluding Impact of '09 Exchange Rates and Health and Dental Credit	$330,410	$334,281	-1.2%
Average Daily Revenue Per Occupied Unit	$192.81	$190.19	1.4%
Average Daily Revenue Per Occupied Unit Excluding Impact of '09 Exchange Rates	$196.25	$190.19	3.2%
Average Unit Occupancy Rate	86.5%	89.1%	(260)	basis points

Communities consolidated
Number of Communities	59	59
Unit Capacity	8,158	8,220
Resident Capacity	8,500	8,582
Community Revenues	$103,419	$103,409	0.0%
Community Revenues Excluding Impact of '09 Exchange Rates	$103,419	$103,409	0.0%
Community Operating Expenses	$80,002	$82,263	-2.7%
Community Operating Expenses Excluding Impact of '09 Exchange Rates and Health and Dental Credit	$80,002	$83,411	-4.1%
Average Daily Revenue Per Occupied Unit	$157.86	$151.09	4.5%
Average Daily Revenue Per Occupied Unit Excluding Impact of '09 Exchange Rates	$157.86	$151.09	4.5%
Average Unit Occupancy Rate	88.2%	91.5%	(330)	basis points

Development Communities to be Opened (# Communities)

	Q309	Q4 09	Q1 10	Q2 10	Total
Consolidated communities	-	-	-	-	-
Venture communities	6	3		-	9
	6	3	-	-	9

Development Communities to be Opened (# Units)
	Q309	Q4 09	Q1 10	Q2 10	Total
Consolidated communities	-	-	-	-	-
Venture communities	502	243		-	745
	502	243	-	-	745

Development Communities to be Opened (# Residents)
	Q309	Q4 09	Q1 10	Q2 10	Total
Consolidated communities	-	-	-	-	-
Venture communities	596	282		-	878
	596	282	-	-	878

Notes
(1)	During the second quarter of 2009, Sunrise opened five venture communities. There were also six venture communities sold or disposed and one management contract terminated in the second quarter.
(2)
Comparable community portfolio consists of all communities in which Sunrise has an ownership interest in or management agreement with and were under Sunrise ownership or management for at least 24 months as of the Janaruay 1, 2009.  This includes consolidated communities, communities in ventures and communities managed for third-party owners.

(3)	Community operating expenses exclude management fees paid to Sunrise with respect to comparable-community ventures in order to make comparisons between consolidated and venture communities consistent.